Exhibit 99.1

MIDDLESEX WATER ANNOUNCES 2022

YEAR END RESULTS

ISELIN, NJ, (February 24, 2023) - Middlesex Water Company (“Middlesex” or the “Company”) (NASDAQ:MSEX) today announced financial results for the year ended December 31, 2022.

2022 OPERATING RESULTS

Consolidated operating revenues increased to $162.4 million for the year ended December 31, 2022, up $19.3 million from 2021. The increase in operating revenues was primarily due to:

•	$21.6 million increase in the Middlesex System in New Jersey due to a January 1, 2022 base rate increase and higher weather driven demand across all customer classes in New Jersey; and
•	$0.9 million increase related to customer growth in our Delaware system, Tidewater Utilities, Inc., partially offset by a 6% rate reduction effective September 1, 2022.

Operation and maintenance expenses for the year ended December 31, 2022 increased to $79.1 million, an increase of $5.4 million from the same period in 2021, primarily due to increased labor and employee benefits costs, higher variable production costs due to increased demand, weather-driven changes in water quality and higher chemical prices, as well as higher weather-related main break activity in our Middlesex system.

Income Taxes for the year ended December 31, 2022 increased $8.7 million from the same period in 2021 due to income taxes on the gain of the sale of a subsidiary and the expiration of amortized income tax benefits associated with the adoption of Internal Revenue Service tangible property regulations.

Net income for the year increased $5.9 million to $42.4 million, compared to $36.5 million in 2021. Earnings applicable to common stock for the year ended December 31, 2022 were $42.3 million, or $2.39 per share on a fully diluted basis, compared to $36.4 million or $2.07 per diluted share for the same period in 2021.

“As we complete our 125th year of service, we remain focused on continuously enhancing drinking water quality and protecting public health through a variety of infrastructure investments. These capital intensive initiatives include continued construction progress to upgrade treatment to comply with new regulatory requirements at our New Jersey wellfield facility, our ongoing RENEW Program to replace water mains, service lines and fire hydrants and our Lead Service Line Replacement initiative,” said Middlesex Chairman, President and Chief Executive Officer Dennis W. Doll. “We increased our dividend 7.76% in the third quarter of 2022 representing our 50th consecutive year of dividend increases. These achievements plus our ongoing commitment to training and development and solid governance practices help to ensure we have the people, business processes and overall operations excellence to continue delivering quality service to our customers and value for our shareholders,” added Doll.

QUARTERLY DIVIDEND DECLARED

As previously announced in February 2023, the Board of Directors of Middlesex Water Company declared a quarterly cash dividend of $0.3125 per common share payable on March 1, 2023 to shareholders of record as of February 14, 2023. The Company has paid cash dividends continually since 1912.

Also, on March 1, 2023, the Company will begin offering shares of its common stock for purchase at a 3% discount to participants in the Middlesex Water Company Investment Plan. The discount offering will continue until 200,000 shares are purchased at the discounted price or December 1, 2023, whichever event occurs first.

ABOUT MIDDLESEX WATER COMPANY

Established in 1897, Middlesex Water Company serves as a trusted provider offering life-sustaining high quality water service for residential, commercial, industrial and fire protection purposes. The Company offers a full range of water, wastewater utility and related services. An investor-owned public utility, Middlesex Water is a professional services provider specializing in municipal and industrial contract operations and water and wastewater system technical operations and maintenance. The company and its subsidiaries form the Middlesex Water family of companies, which collectively serve a population of nearly half a million people in New Jersey and Delaware. Middlesex is focused on meeting the needs of our employees, customers, and shareholders.  We invest in our people, our infrastructure and the communities we serve to support reliable and resilient utility services, economic growth and quality of life.  To learn more about Middlesex Water, visit https://www.middlesexwater.com

This press release contains “forward-looking statements” within the meaning of U.S. federal securities laws reflecting the current beliefs or expectations of Middlesex Water Company “MSEX” or the “Company” regarding its future performance, its financial condition, its strategic plans and cash flows, its results of operations as well as any other statements that do not directly relate to any historical or current facts. These statements reflect the Company’s current views and information currently available.  This information is based on estimates, assumptions and analysis that the Company believes, as of the date hereof, provide a reasonable basis for the information contained herein.  Forward-looking statements can generally be identified by the use of forward-looking words such as “outlook,” “believes,” “expects,” “potential,” “continues,” “may,” “will,” “should,” “seeks,” “approximately,” “predicts,” “intends,” “plans,” “estimates,” “anticipates,” “foresees.” Actual results, performance or achievements may differ materially from forward-looking statements, and the assumptions on which forward-looking statements are based.  There can be no assurance that the information contained herein is reflective of future performance, and investors are cautioned not to place undue reliance on forward-looking statements as a predictor of future performance. Unless otherwise specified, all information contained in this press release speaks only as of the date hereof. The Company undertakes no duty to update or revise the information contained herein, whether as a result of new information, future events or otherwise.

Contact:

Bernadette Sohler, Vice President – Corporate Affairs

Middlesex Water Company

(732) 638-7549

MIDDLESEX WATER COMPANY

CONSOLIDATED STATEMENTS OF INCOME

(In thousands except per share amounts)

	Years Ended December 31,		Quarters Ended December 31,
	2022	2021	2022	2021

Operating Revenues	$162,434	$143,141	$38,823	$34,025

Operating Expenses:
Operations and Maintenance	79,096	73,671	20,089	18,406
Depreciation	23,029	21,109	5,923	5,586
Other Taxes	18,208	15,150	4,665	3,694

Total Operating Expenses	120,333	109,930	30,677	27,686

Gain on Sale of Subsidiary	5,232	—	—	—

Operating Income	47,333	33,211	8,146	6,339

Other Income (Expense):
Allowance for Funds Used During Construction	2,314	2,653	761	278
Other Income (Expense), net	5,389	3,305	1,204	994

Total Other Income, net	7,703	5,958	1,965	1,272

Interest Charges	9,367	8,114	2,794	2,204

Income before Income Taxes	45,669	31,055	7,317	5,407

Income Taxes	3,240	(5,488)	148	(1,830)

Net Income	42,429	36,543	7,169	7,237

Preferred Stock Dividend Requirements	120	120	30	30

Earnings Applicable to Common Stock	$42,309	$36,423	$7,139	$7,207

Earnings per share of Common Stock:
Basic	$2.40	$2.08	$0.40	$0.42
Diluted	$2.39	$2.07	$0.40	$0.41